QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2005, relating to the financial statements and financial statement schedule of Endo Pharmaceuticals Holdings Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
September 22, 2005

QuickLinks

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM